Exhibit 10.18

CLIFFORD CHANCE

EXECUTION VERSION

LUX FINCO COATINGS S.A R.L.

as Pledgor

and

BARCLAYS BANK PLC

as Notes Foreign Collateral Agent

PLEDGE OF RECEIVABLES AGREEMENT

Dated 26 April 2013

CONTENTS

Clause Page

1.	Definitions and Interpretation 2

2.	Pledge 4

3.	Notice to the Pledged Debtor 5

4.	Further Assurance 6

5.	Term, Remedies and Release of the Pledge 6

6.	Pledgor’s Representations and Undertakings 7

7.	Effectiveness of Collateral 9

8.	Expenses and Indemnity 9

9.	Application of Proceeds 9

10.	Assignment 10

11.	Notices 10

12.	Governing Law 11

13.	Jurisdiction 11

Schedule 1 Form of Notice of Pledge of Receivables 12

Schedule 2 Form of Default Notice 18

PLEDGE OF RECEIVABLES AGREEMENT

BETWEEN:

(I) LUX FINCO COATINGS S.A R.L., a company incorporated as a societe responsabilite limit & under the laws of the Grand Duchy of Luxembourg, the registered office of which is at 5, rue Guillaume Kroll, L-1882 Luxembourg, Grand-Duchy of Luxembourg, with a share capital of EUR 13,000,000, and registered with the trade and companies register of Luxembourg under registration number B173442 (the “Pledgor”),

ON THE FIRST PART,

AND

(2) BARCLAYS BANK PLC, a company incorporated under the laws of the United Kingdom and registered in England, the registered office of which is at 1 Churchill Place, London E 1 4 51-IP, England, and registered under number 1026167, acting as notes foreign collateral agent on the terms and conditions set out in the Intercreditor Agreement (as defined below) (the “Notes Foreign Collateral Agent”, which expression shall include any person for the time being appointed as notes foreign collateral agent or as an additional notes foreign collateral agent for the purpose of, and in accordance with, the Intercreditor Agreement),

ON THE SECOND PART,

(the Pledgor and the Notes Foreign Collateral Agent being collectively referred to as the “Parties” and, individually, a “Party”).

WHEREAS:

(A) Pursuant to the Credit Agreement (as defined below), the Lenders (as defined in the Credit Agreement) have agreed to make available to the Borrowers (as defined in the Credit Agreement) certain facilities in an aggregate amount of USD 2,700,000,000 and EUR 400,000,000 on the terms and conditions set out in the Credit Agreement and for the purposes therein mentioned.

(B) Pursuant to a secured notes indenture dated as of February 1, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time), by and among U.S. Coatings Acquisition Inc., a Delaware corporation (the “U.S. Co-Issuer”), and Flash Dutch 2 B.V., a private company with limited liability incorporated under the laws of the Netherlands with corporate seat in Amsterdam, the Netherlands (the “Dutch Co-Issuer” and, together with the U.S. Co-Issuer, the “Issuers”), the Guarantors from time to time party thereto, including the Pledgor, and Wilmington Trust, National Association, as trustee and collateral agent (the “Secured Notes Indenture”), EUR 250,000,000 5.750% senior secured notes due 2021 are issued by the Issuers.

(C) Pursuant to section 5.17.(h) (Parallel Debt) of the Intercreditor Agreement (as defined below), the Pledgor has undertaken to pay the Notes Foreign Collateral Agent as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Credit Agreement Secured Parties (as defined in the Intercreditor Agreement) and/or the Indenture Secured Parties (as defined in the Intercreditor Agreement) under the Credit Documents (as defined below).

(D) As security for the due performance of the Secured Obligations (as defined below), the Pledgor has agreed to grant to the Notes Foreign Collateral Agent a pledge over the Pledged Receivables (as defined below) held by it against the Pledged Debtor (as defined below) subject to the terms of this Agreement (as defined below).

IT HAS BEEN AGREED AS FOLLOWS:

I.	DEFINITIONS AND INTERPRETATION

1.1 Terms defined in the Credit Agreement, the Secured Notes Indenture or the Intercreditor Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement and in addition:

“Agreement” means this pledge agreement including any amendment, supplemental agreement or novation of the said pledge.

“Credit Agreement” means the USD 2,700,000,000 and EUR 400,000,000 credit agreement dated as of 1 February 2013 (as it may hereafter be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)) among Flash Dutch 2 B.V. and U.S. Coatings Acquisition Inc., as Borrowers, Flash Dutch 1 B.V., as Holdings, Coatings Co. U.S. Inc., as U.S. Holdings, Barclays Bank PLC, as administrative agent and collateral agent, and the other parties thereto.

“Credit Documents” has the meaning given to such term in the Intercreditor Agreement.

“Default Notice” means a notice in the form of Schedule 2 (Form of Default Notice) sent out to the Pledgor by the Notes Foreign Collateral Agent in accordance with Clause 3.2 (Collection and recovery after the service of a Default Notice).

“Enforcement Event” means either:

(a) the occurrence of an Event of Default which is continuing in respect of which a declaration has been made by the Administrative Agent in accordance with section 8.02 (Remedies Upon Event of Default) of the Credit Agreement; or

(b) a payment default constituting an Event of Default which is continuing in respect of any amount due with regard to the Secured Obligations which has not been cured or waived and notice has been given by the Administrative Agent to the relevant Obligor.

“Event of Default” has the meaning given to such term in the Intercreditor Agreement.

“Intercreditor Agreement” means the intercreditor agreement dated as of February 1, 2013 (as it may hereafter be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time) among, amongst others, Barclays Bank PLC as bank collateral agent and as notes foreign collateral agent, Wilmington Trust, National Association as notes collateral agent, each grantor party thereto and each additional agent from time to time party thereto.

“Intercompany Loan Agreement” means the EUR 17,901,810 long term intercompany loan agreement dated 1 February 2013 entered into between Flash LuxCo S.a r.l. as lender and France Coatings Co. as borrower and assigned to Lux FinCo Coatings s.a r.l. on 1 February 2013 as amended by an amendment dated 19 March 2013 by and between Lux FinCo Coatings SI r.l. as lender and France Coatings Co. as borrower.

“Pledge” means the pledge created over the Pledged Receivables pursuant to this Agreement.

“Pledged Debtor” means France Coatings Co., together with its successors, assignees and transferees.

“Pledged Receivables” means all receivables due or to be due by the Pledged Debtor to the Pledgor under the Intercompany Loan Agreement.

“Secured Obligations” means any and all obligations, present or future, of the Pledgor, to pay any and all sums amounting to a maximum amount of USD 2,700,000,000 and EUR 650,000,000 in principal, plus interest, interest for late payment, commissions, fees, costs, expenses and indemnifications of any nature whatsoever due, owing or incurred to the Notes Foreign Collateral Agent under section 5.17. (h) (Parallel Debt) of the lntercreditor Agreement and under this Agreement, whether incurred jointly or jointly and severally with any other person, and as principal or surety or in any other capacity, including in each case further to acceleration or in connection with the termination, cancellation, annulment or invalidity thereof

1.2 Terms defined in the Credit Agreement, the Secured Notes Indenture or the Intercreditor Agreement

In the event of any inconsistency between this Agreement and the Intercreditor Agreement, then (to the extent permitted by law and notwithstanding the terms of the Credit Agreement or the Secured Notes Indenture) the Intercreditor Agreement shall prevail. Notwithstanding any provision to the contrary in this Agreement, if any intercreditor agreement is entered into in accordance with Section 9.11 of the Credit Agreement or Section 9.1 of the Secured Notes Indenture (including the Intercreditor Agreement), in the event of any conflict or inconsistency between the provisions of such intercreditor agreement (including the lntercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement (including the Intercreditor Agreement) shall prevail.

In the event of any inconsistency between this Agreement and any Credit Document other than the Credit Agreement, the Secured Notes Indenture and the Intercreditor Agreement, then this Agreement shall prevail.

1.3 Construction

1.3.1 Unless a contrary indication appears, any reference in this Agreement to:

(a) the “Notes Foreign Collateral Agent” or any “Party”, shall be construed so as to include its successors in title, permitted assignees and permitted transferees and, in the case of the Notes Foreign Collateral Agent, any person for the time being appointed as notes foreign collateral agent in accordance with the Credit Agreement or the Intercreditor Agreement;

(b) “assets” includes present and future properties, revenues and rights of every description;

(c) “corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actij) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(d) a “Credit Document” or any other agreement or instrument is a reference to that Credit Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

(e) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership grouping (whether or not having separate legal personality);

(f) a “successor” of a person includes its permitted assignees and permitted transferees, in each case, so long as such assignee or transferee is appointed in accordance with the Credit Agreement, Secured Notes Indenture and Intercreditor Agreement, as applicable, persons subrogated to its rights and any person who, under the laws of its jurisdiction of incorporation or domicile, succeeds to its rights and obligations under this Agreement or any other Credit Document by operation of law (in particular by virtue of a fusion or apport partiel d’actif); and

(g) a provision of law is a reference to that provision as amended or reenacted.

1.3.2 Clause and Schedule headings are for ease of reference only.

1.3.3 An Event of Default is “continuing” if it has not been remedied or waived.

2.	PLEDGE

2.1 As security for the full repayment, discharge and performance of the Secured Obligations, the Pledgor, in accordance with the provisions of articles 2355 et seq. of the French Code civil and L.521 1 et seq. of the French Code de commerce hereby pledges in favour of the Notes Foreign Collateral Agent, the Pledged Receivables.

2.2 Pursuant to article 2361 of the Code civil, the Pledge created hereunder is valid between the Parties and, subject to the provisions of Clause 2.3, enforceable as against third parties (opposable aux tiers) at the date hereof, without the need for any further steps to be taken.

2.3 The Pledged Debtor will be notified of the Pledge created under this Agreement by recorded delivery letter substantially in the form set out in Schedule 1 (Form of Notice of Pledge of Receivables) in accordance with article 2362 of the Code civil.

3.	NOTICE TO THE PLEDGED DEBTOR

3.1 Collection and recovery before service of a Default Notice

Notwithstanding the notification referred to in Clause 2.3 above and by way of exception to the provisions of article 2363 of the Code civil, at any time until a Default Notice has been served in accordance with the provisions of Clause 3.2 (Collection and recovery after the service of a Default Notice) below and as long as the Event of Default referred to in the Default Notice is continuing, the Pledgor may:

3.1.1 exercise all rights in respect of the Pledged Receivables subject to the provisions of this Agreement and any other Credit Documents; and

3.1.2 recover, collect and dispose of the amounts due under the Pledged Receivables.

3.2 Collection and recovery after the service of a Default Notice

Upon the occurrence of an Event of Default which is continuing, the Notes Foreign Collateral Agent shall serve a Default Notice on the Pledged Debtor, by recorded delivery letter with a copy to the Pledgor, informing it that:

3.2.1 the Pledgor shall no more be entitled to recover, collect and dispose of the amounts paid by the Pledged Debtor under the Pledged Receivables; and

3.2.2 the Pledged Debtor shall pay any amounts due under the Pledged Receivables directly to the Notes Foreign Collateral Agent to such account as the Notes Foreign Collateral Agent shall have notified to the Pledged Debtor.

3.3 If the Notes Foreign Collateral Agent is satisfied that the Event of Default mentioned in the Default Notice is remedied or waived in accordance with the Credit Documents and no other Event of Default has occurred and is continuing, the Notes Foreign Collateral Agent shall send a notice to the Pledged Debtor confirming such satisfaction. Upon receipt of such notice, the Pledgor will be entitled to receive payment of any amounts due under the Pledged Receivables in accordance with Clause 3.1 (Collection and recovery before service of a Default Notice).

3.4 No liability of the Pledged Debtor

The Parties acknowledge and agree that the Pledged Debtor will be under no duty to perform any verification of any nature whatsoever in relation to the Default Notice and will not be under any liability for complying with Clause 3.2.2 above.

4.	FURTHER ASSURANCE

4.1 Covenant for further assurance

The Pledgor shall, at its own cost, promptly do all such acts or execute all such documents as the Notes Foreign Collateral Agent may reasonably require (and in such form as the Notes Foreign Collateral Agent may reasonably require):

4.1.1 to perfect the Pledge created or intended to be created under or evidenced by this Agreement;

4.1.2 for the exercise of any rights, powers and remedies of the Notes Foreign Collateral Agent, provided by or pursuant to the Credit Documents or by law; and

4.1.3 following the Enforcement Event, to facilitate the enforcement of the Pledge, without such operation constituting in any manner a novation of the rights or security granted under this Agreement.

The Pledgor shall take all such action reasonably requested by the Notes Foreign Collateral Agent (including making all filings and registrations) necessary for the purpose of the creation, perfection, protection or maintenance of the Pledge conferred or intended to be conferred on the Notes Foreign Collateral Agent by or pursuant to the Credit Documents.

5.	TERM, REMEDIES AND RELEASE OF THE PLEDGE

5.1 Term of the Pledge

The Pledge will remain in full force and effect until such date as the Secured Obligations shall be released in accordance with the provisions of the Intercreditor Agreement. At the request of the Pledgor made after that date, the Notes Foreign Collateral Agent will, at the cost of the Pledgor, execute any documents necessary to release the Pledge.

5.2 Remedies upon Enforcement Event

5.2.1 Exercise of their rights by the Notes Foreign Collateral Agent

At any time after the occurrence of an Enforcement Event, the Notes Foreign Collateral Agent shall be entitled to exercise all rights and take all action in relation to the Pledged Receivables as may be permitted by applicable law in France, and in particular:

(a) request the attribution by a court of the Pledged Receivables in accordance with article 2365 of the Code civil;

(b) request the immediate transfer to it of the Pledged Receivables at their nominal value in accordance with article 2365 of the Code civil;

(c) wait for the payment date of the Pledged Receivables; and/or

(d) following the instruction given to the Pledged Debtor to pay any amounts due under the Pledged Receivables directly to the Notes Foreign Collateral Agent pursuant to Clause 3.2.2, apply the amounts so paid in satisfaction of the Secured Obligations in accordance with article 2364 of the Code civil.

5.2.2 Rights of the Notes Foreign Collateral Agent discretionary

The Notes Foreign Collateral Agent may elect to exercise, or not, at the time of its choice and at its discretion, the rights conferred upon it by this Clause 5 as well as all other rights or actions in relation to the Pledged Receivables as may then be permitted by applicable law in France.

6.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

The Pledgor makes, on the date hereof, the following representations to, and gives the following undertakings to the benefit of, the Notes Foreign Collateral Agent and acknowledges that the Notes Foreign Collateral Agent has become a party to this Agreement in reliance on these representations and undertakings.

6.1 Representations

6.1.1 Ownership of Pledged Receivables

It is and will be the sole owner of all the Pledged Receivables and has not created any other nantissement (pledge) and the Pledged Receivables are and will be free and clear of any charge, pledge, security, lien or assignment or other third party rights (to the extent prohibited under the Credit Documents).

6.1.2 Pledged Receivables

The Pledged Receivables and the Intercompany Loan Agreement are legal, valid, binding and enforceable obligations of the relevant Debtor in accordance with their terms and the Intercompany Loan Agreement contain no provision prohibiting or restricting the pledge of the Pledged Receivables.

6.1.3 Reiteration

The representations set out in this Clause 6.1 are deemed to be made by the Pledgor by reference to the facts and circumstances then existing on the date of this Agreement (unless any such representation relates to an earlier date, in which case, such representation is deemed to be made by the Pledgor by reference to the facts and circumstances then existing on such earlier date) and are deemed to be repeated in accordance with the provisions of the Credit Agreement.

6.2 Undertakings

The undertakings in this Clause 6.2 remain in force from the date of this Agreement for so long as this Agreement or the Pledge is in force.

6.2.1 Pledged Receivables

The Pledgor shall not settle any dispute with the Pledged Debtor relating to any Pledged Receivables in a way which would materially adverse the rights of the Notes Foreign Collateral Agent.

The Pledgor shall perform its obligations towards the Pledged Debtor in a timely manner so as to protect, in either event, the rights of the Notes Foreign Collateral Agent in respect of the Pledged Receivables.

6.2.2 Claims

The Pledgor shall take all necessary steps to defend its rights in respect of the Pledged Receivables against any claim or demand of any person in order to protect the rights of the Notes Foreign Collateral Agent over the Pledged Receivables, and shall promptly keep the Notes Foreign Collateral Agent informed of any such claim or demand.

The Pledgor shall, at its expense, promptly take all action as the Notes Foreign Collateral Agent may reasonably request, in order to protect the rights of the Notes Foreign Collateral Agent in respect of the Pledged Receivables.

The Pledgor shall not vary, release or neglect to perfect or enforce any rights, remedy or security against the Pledged Debtor or any other person.

6.2.3 No set-off

Save as permitted under the Credit Documents, the Pledgor shall not set-off against any Pledged Receivables any of its debts to the Pledged Debtor of that Pledged Receivable.

6.2.4 Information

The Pledgor shall promptly provide the Notes Foreign Collateral Agent with such information as the Notes Foreign Collateral Agent may from time to time require in relation to the Pledged Receivables.

The Pledgor shall notify the Notes Foreign Collateral Agent, as soon as reasonably practicable after (i) it becomes aware of any breach by the Pledged Debtor of any of its obligations under the Intercompany Loan Agreement, or (ii) it becomes party to any new contract, the receivables of which shall, upon request of the Notes Foreign Collateral Agent, be pledged.

The Pledgor shall keep the Notes Foreign Collateral Agent informed of:

(a) any dispute arising out of the Intercompany Loan Agreement or any other fact or circumstance which may reasonably be expected to reduce the amount payable thereunder or postpone the date of payment of the Pledged Receivables, and

(b) the commencement and the progress of any action or other proceedings taken in connection with the recovery of any Pledged Receivable.

7.	EFFECTIVENESS OF COLLATERAL

7.1 No Waiver

No failure to exercise, nor any delay in exercising, on the part of the Notes Foreign Collateral Agent, any right, power or remedy of the Notes Foreign Collateral Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Notes Foreign Collateral Agent provided by this Agreement or by law.

7.2 Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

7.3 Additional security

The Pledge is in addition to, and is not in any way prejudiced by, any other security now or hereafter held by the Notes Foreign Collateral Agent to secure all or part of the Secured Obligations. The Notes Foreign Collateral Agent shall not be obliged, before exercising any rights conferred on it by this Agreement or by law, to exercise or enforce any other rights or security it may have or hold in respect of all or part of the Secured Obligations.

7.4 Amendment to Secured Obligations

The Pledge secures the Secured Obligations as amended from time to time by any amendment agreement to the Credit Agreement, the Secured Notes Indenture or the Intercreditor Agreement, including where such amendment relates to the amount of any facility granted pursuant to the Credit Agreement, or an interest rate. The Pledgor shall at its own cost sign all documents and take all actions necessary to that effect upon request of the Notes Foreign Collateral Agent.

8.	EXPENSES AND INDEMNITY

Any expenses, stamp taxes and indemnity incurred shall be paid with respect to section 5.17.(e) (Costs and Expenses; Indemnities) of the Intercreditor Agreement.

9.	APPLICATION OF PROCEEDS

All moneys received or recovered by the Notes Foreign Collateral Agent pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto) be applied by the Notes Foreign Collateral Agent in accordance with the order of application in section 5.17.(b) (Application of Proceeds) of the Intercreditor Agreement.

10.	ASSIGNMENT

10.1 Permitted Successors

10.1.1 The Pledgor may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

10.1.2 The Notes Foreign Collateral Agent may assign, transfer, or otherwise dispose of any of, or any interest in its rights and/or obligations under the Pledge Documents to any successor in accordance with the relevant provisions of the Credit Documents.

10.1.3 All the rights, privileges, powers, discretions, actions and authorities of the Notes Foreign Collateral Agent will inure to the benefit of its successors and permitted assignees as contemplated in this Clause and in accordance with the relevant provisions of the Credit Documents.

10.2 Novation

In case of a novation (novation) of the Secured Obligations, the Credit Agreement or any other Credit Documents, the Notes Foreign Collateral Agent expressly maintains, in accordance with article 1278 of the French Code civil, the benefit of the Pledge, which will therefore remain in full force and effect for the benefit of the Notes Foreign Collateral Agent or any successor.

11.	NOTICES

11.1 Communications

Each communication to be made under or in connection with this Agreement shall be made in accordance with section 5.01 (Notices) of the Intercreditor Agreement.

11.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Agreement is:

11.2.1 in the case of the Pledgor, that identified with its name below:

Address:	Barley Mill Plaza 21

4417 Lancaster Pike Wilmington, DE 19805

Attention:	Lisa Pissante, General Counsel

Fax number: (302) 892-5615

11.2.2 in the case of the Notes Foreign Collateral Agent, that identified with its name below:

Address:	Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019 USA

Attention:	Vanessa Kurbatskiy

Fax number: +1 (212) 526-5115

or any substitute address, fax number, or department or officer as the Party may notify to the Notes Foreign Collateral Agent pursuant to section 5.01 (Notices) of the Intercreditor Agreement.

11.3 Language

Any notice or other document in the French language provided under or in connection with this Agreement must be accompanied by an English translation if so required by the Notes Foreign Collateral Agent and in this case, the French version will prevail.

12.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, French law.

13.	JURISDICTION

13.1 Exclusive jurisdiction

13.1.1 The Tribunal de Commerce de Paris shall have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence or the validity of the Pledge).

13.1.2 The Parties agree that the French courts are the most appropriate and convenient courts to settle disputes arising out of or in connection with this Agreement and accordingly no Party will argue to the contrary.

The Pledge of Receivables Agreement is signed by its parties on the signature page set out at the end of the document.

Signature Page of the Pledge of Receivables Agreement

Signed on 26 April 2013, in Luxembourg in two (2) original copies.

LUX FINCO COATINGS S.A. R.L. The Pledgor

By:	Frank Przygodda

Capacity:	Manager

Signature:	/s/ Frank Przygodda

BARCLAYS BANK PLC The Notes Foreign Agent

By:	Ann E. Sutton

Capacity:	Director

Signature:	/s/ Ann E. Sutton